As filed with the Securities and Exchange Commission on August 1, 2022

Investment Company Act File No. 811-05620

Securities Act File No. 333-263245

UNITED STATES SECURITIES AND EXCHANGE
COMMISSION

WASHINGTON, D.C. 20549

FORM N-2

☒	REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

☐	Pre-effective Amendment No.

☒	Post-Effective Amendment No. 1

and/or

☐	REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940

☒	Amendment No. 18

VIRTUS TOTAL RETURN FUND INC.

(Exact name of Registrant as specified in charter)

101 Munson Street

Greenfield, MA 01301-9683

(Address of Principal Executive Offices)

Registrant’s Telephone Number, including Area Code:

(866) 270-7788

Jennifer Fromm, Esq.

Vice President, Chief Legal Officer, Counsel and Secretary for Registrant

One Financial Plaza

Hartford, CT 06103-2608

(Name and Address of Agent for Service)

With Copies to:

David C. Mahaffey, Esquire

Sullivan & Worcester LLP

1666 K Street, NW

Washington, DC 20006

Approximate date of proposed public offering:

As soon as practicable after the effective date of this Registration Statement.

If appropriate, check the following box:

☐	This post-effective amendment designates a new effective date for a previously filed post-effective amendment registration statement.

☐	This Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, and the Securities Act registration statement number of the earlier effective registration statement for the same offering is:

☐	This Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, and the Securities Act registration statement number of the earlier effective registration statement for the same offering is:

☒	This Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, and the Securities Act registration statement number of the earlier effective registration statement for the same offering is: 333-263245

Check each box that appropriately characterizes the Registrant:

☒	Registered Closed-End Fund (closed-end company that is registered under the Investment Company Act of 1940 (“Investment Company Act”)).

☐	Business Development Company (closed-end company that intends or has elected to be regulated as a business development company under the Investment Company Act).

☐	Interval Fund (Registered Closed-End Fund or a Business Development Company that makes periodic repurchase offers under Rule 23c-3 under the Investment Company Act).

☐	A.2 Qualified (qualified to register securities pursuant to General Instruction A.2 of this Form).

☐	Well-Known Seasoned Issuer (as defined by Rule 405 under the Securities Act).

☐	Emerging Growth Company (as defined by Rule 12b-2 under the Securities Exchange Act of 1934 (“Exchange Act”)).

☐	If an Emerging Growth Company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.

☐	New Registrant (registered or regulated under the Investment Company Act for less than 12 calendar months preceding this filing).

This post-effective amendment will become effective immediately pursuant to Rule 462(d).

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to the Registration Statement on Form N-2 (File Nos. 333-263245 and 811-05620) of Virtus Total Return Fund Inc. (the “Registration Statement”) is being filed pursuant to Rule 462(d) under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of filing exhibits to the Registration Statement. Accordingly, this Post-Effective Amendment No. 1 consists only of a facing page, this explanatory note and Part C of the Registration Statement on Form N-2 setting forth the exhibit to the Registration Statement. This Post-Effective Amendment No. 1 does not modify any other part of the Registration Statement. The contents of the Registration Statement are hereby incorporated by reference.

PART C

OTHER INFORMATION

Item 25.	Financial Statements and Exhibits

(1) Financial Statements

In Part A:

Financial Highlights for fiscal years ended December 31, 2011, 2012, 2013, 2014 and November 30, 2015, 2016, 2017, 2018, 2019, 2020 and 2021.

In Part B:

Incorporated into Part B by reference to Registrant’s most recent Certified Shareholder Report on Form N-CSR, filed February 7, 2022 (File No. 811-05620):

Report of independent registered public accounting firm

Schedule of Investments at November 30, 2021

Statement of Assets and Liabilities at November 30, 2021

Statement of Operations for the fiscal year ended November 30, 2021

Statement of Changes in Net Assets for the fiscal years ended November 30, 2021 and 2020

Statement of Cash Flows for the fiscal year ended November 30, 2021

Financial Highlights — Selected Per Share Data and Ratios

Notes to Financial Statements

(2) Exhibits

(a)(1)	Amended and Restated Articles of Incorporation. (Incorporated by reference to Exhibit (1) of the Registrant’s Amendment No. 2 to the Registrant’s Registration Statement (Filed on September 22, 1988, Securities Act File No. 33-23252; Investment Company Act File No. 811-5620))

(a)(2)	Articles Supplementary. (Incorporated by reference to Exhibit 99.A.2 of the Registrant’s Amendment No. 1 to the Registrant’s Form N-2 (Filed on March 28, 2007, Securities Act File No. 333-139605; Investment Company Act File No. 811-05620))

(a)(3)	Amendment to Articles of Incorporation. (Incorporated by reference to Exhibit 99.77Q1 of the Registrant’s N-SAR-A for the period ending June 30, 2010 (Filed on August 25, 2010, File No. 811-05620))

(a)(4)	Amendment to Articles of Incorporation dated June 26, 2012. (Incorporated by reference to Exhibit 1(d). to Form N-14 8C of the Registrant, filed on July 2, 2019 (File No. 333-232525))

(a)(5)	Amendment to Articles of Incorporation dated June 27, 2012. (Incorporated by reference to Exhibit 1(e). to Form N-14 8C of the Registrant, filed on July 2, 2019 (File No. 333-232525))

(a)(6)	Amendment to Articles of Incorporation dated September 16, 2016. (Incorporated by reference to Exhibit 1(d). to Form N-14 8C of the Registrant, filed on July 2, 2019 (File No. 333-232525))

(a)(7)	Amendment to Articles of Incorporation dated November 8, 2019. (Incorporated by reference to Exhibit (2)(a)(7) of the Registrant’s Form N-2 (Filed on March 2, 2022, Securities Act File No. 333-263245; Investment Company Act File No. 811-05620)).

(b)	Amended and Restated By-Laws. (Incorporated by reference to Exhibit 99.77Q1 to the Registrant’s N-SAR-B for the period ending December 31, 2008 (Filed on February 25, 2009; File No. 811-05620))

(c)	Not applicable.

(d)(1)	Form of Subscription Certificate (Incorporated by reference to Exhibit (d)(1) of the Amendment No. 1 to Registrant’s Form N-2 (Filed on July 28, 2022, Securities Act File No. 333-263245; Investment Company Act File No. 811-05620)).

(e)	Automatic Reinvestment and Cash Purchase Plan. (Incorporated by reference to Exhibit (2)(e) of the Registrant’s Form N-2 (Filed on March 2, 2022, Securities Act File No. 333-263245; Investment Company Act File No. 811-05620)).

(f)	Not applicable.

(g)(1)	Investment Advisory Agreement between Registrant and Virtus Investment Advisers, Inc. (“VIA”), dated November 18, 2016. (Incorporated by reference to Exhibit 6(a). to Form N-14 8C of the Registrant, filed on July 2, 2019 (File No. 333-232525))

(g)(2)	Subadvisory Agreement between VIA and Newfleet Asset Management, LLC (“Newfleet”) dated November 18, 2016. (Incorporated by reference to Exhibit 6(c). to Form N-14 8C of the Registrant, filed on July 2, 2019 (File No. 333-232525))

(g)(3)	Subadvisory Agreement between VIA and Duff & Phelps Investment Management Co. (“DPIM”) dated November 18, 2019. (Incorporated by reference to Exhibit (2)(g)(3) of the Registrant’s Form N-2 (Filed on March 2, 2022, Securities Act File No. 333-263245; Investment Company Act File No. 811-05620)).

(h)	Not applicable.

(i)	Not applicable.

(j)(1)	Custody Agreement between Duff & Phelps Energy MLP Total Return Fund Inc. and The Bank of New York Mellon, dated May 7, 2014. (Incorporated by reference to Exhibit 9(a). to Form N-14 8C of the Registrant, filed on July 2, 2019 (File No. 333-232525))

(j)(2)	Joinder Agreement and Amendment to Custody Agreement. (Incorporated by reference to Exhibit 9(b). to Form N-14 8C of the Registrant, filed on July 2, 2019 (File No. 333-232525))

(j)(3)	Amendment to Custody Agreement dated December 1, 2020 (Incorporated by reference to Exhibit (j)(3) of the Amendment No. 1 to Registrant’s Form N-2 (Filed on July 28, 2022, Securities Act File No. 333-263245; Investment Company Act File No. 811-05620)).

(j)(4)	Joinder Agreement and Amendment to Custody Agreement dated May 7, 2021 (Incorporated by reference to Exhibit (j)(4) of the Amendment No. 1 to Registrant’s Form N-2 (Filed on July 28, 2022, Securities Act File No. 333-263245; Investment Company Act File No. 811-05620)).

(j)(5)	Joinder Agreement and Amendment to Custody Agreement dated April 11, 2022 (Incorporated by reference to Exhibit (j)(5) of the Amendment No. 1 to Registrant’s Form N-2 (Filed on July 28, 2022, Securities Act File No. 333-263245; Investment Company Act File No. 811-05620)).

(j)(6)	Foreign Custody Manager Agreement between Virtus Alternative Solutions Trust (“VAST”) and The Bank of New York Mellon filed via EDGAR (as Exhibit g.2) with Pre-Effective Amendment No. 4 to VAST’s Registration Statement (File No. 333-191940) on April 4, 2014, and incorporated herein by reference.

(j)(7)	Amendment to Foreign Custody Manager Agreement between VAST and The Bank of New York Mellon dated as of August 19, 2014, filed via EDGAR (as Exhibit g.2.a) with Post-Effective Amendment No. 4 to VAST’s Registration Statement (File No. 333-191940) on September 8, 2014, and incorporated herein by reference.

(j)(8)	Amendment to Foreign Custody Manager Agreement between VAST and The Bank of New York Mellon dated as of May 19, 2015, filed via EDGAR (as Exhibit g.2.b) with Post-Effective Amendment No. 16 to VAST’s Registration Statement (File No. 333-191940) on May 29, 2015, and incorporated herein by reference.

(j)(9)	Amendment to Foreign Custody Manager Agreement between VAST and The Bank of New York Mellon dated as of September 1, 2015, filed via EDGAR (as Exhibit g.2.c) with Post-Effective Amendment No. 24 to VAST’s Registration Statement (File No. 333-191940) on February 26, 2016, and incorporated herein by reference.

(j)(10)	Joinder Agreement and Amendment to Foreign Custody Manager Agreement between VAST, Virtus Mutual Funds, Virtus Asset Trust (“VAT”), Virtus Retirement Trust (“VRT”), Virtus Variable Insurance Trust (“VVIT”), Virtus Global Multi-Sector Income Fund (“VGI”) and Virtus Total Return Fund Inc. (“ZTR”) (VGI and ZTR collectively, the “Closed-End Funds”) and The Bank of New York Mellon dated as of December 1, 2018, filed via EDGAR (as Exhibit 9(j)) to Virtus Equity Trust’s Form N-14 (File No. 333-228766) on December 12, 2018, and incorporated herein by reference.

(j)(11)	Form of Amendment to Foreign Custody Manager Agreement between VAST, Virtus Mutual Funds, VAT, VRT, VVIT, Closed-End Funds and The Bank of New York Mellon dated as of March 8, 2019, filed via EDGAR (as Exhibit g.2.e) with Post-Effective Amendment No. 82 to VVIT’s Registration Statement (File No. 033-05033) on April 22, 2019, and incorporated herein by reference.

(j)(12)	Amendment to Foreign Custody Manager Agreement between VAST, Virtus Mutual Funds, VAT, VRT, VVIT, Closed-End Funds and The Bank of New York Mellon dated as of May 22, 2019, filed via EDGAR (as Exhibit g.2.f) with Post-Effective Amendment No. 123 to VET’s Registration Statement (File No. 002-16590) on June 12, 2019, and incorporated herein by reference.

(j)(13)	Amendment to Foreign Custody Manager Agreement between VAST, Virtus Mutual Funds, VAT, VRT, VVIT, Closed-End Funds and The Bank of New York Mellon dated September 1, 2019, filed via EDGAR (as Exhibit g.2.g) with Post-Effective Amendment No. 105 to VOT’s Registration Statement of Virtus Opportunities Trust (“VOT”) (File No. 033-65137) on September 30, 2019, and incorporated herein by reference.

(j)(14)	Amendment to Foreign Custody Manager Agreement between VAST, Virtus Mutual Funds, VAT, VRT, VVIT, Closed-End Funds and The Bank of New York Mellon dated November 18, 2019, filed via EDGAR (as Exhibit g.2.h) with Post-Effective Amendment No. 109 to VOT’s Registration Statement (File No. 033-65137) on January 22, 2020, and incorporated herein by reference.

(j)(15)	Amendment and Joinder to Foreign Custody Manager Agreement between VAST, Virtus Mutual Funds, VAT, VRT, VVIT, Closed-End Funds, VATS Offshore Fund, Ltd. (“VATS”), and The Bank of New York Mellon dated as of August 27, 2020, filed via EDGAR (as Exhibit g.2.i) with Post-Effective Amendment No. 135 to VET’s Registration Statement (File No. 002-16590) on October 19, 2020, and incorporated herein by reference.

(j)(16)	Amendment to Foreign Custody Manager Agreement between VAST, Virtus Mutual Funds, VAT, VRT, VVIT, Closed-End Funds, VATS and The Bank of New York Mellon dated as of November 13, 2020, filed via EDGAR (as Exhibit g.2.l) with Post-Effective Amendment No. 136 to VET’s Registration Statement (File No. 002-16590) on December 7, 2020, and incorporated herein by reference.

(j)(17)	Amendment and Joinder to Foreign Custody Manager Agreement between VAST, Virtus Mutual Funds, VAT, VRT, VVIT, Closed-End Funds, VATS, Virtus AllianzGI Artificial Intelligence & Technology Opportunities Fund (“AIO”), Virtus AllianzGI Convertible & Income 2024 Target Term Fund (“CBH”), Virtus AllianzGI Convertible & Income Fund (“NCV”), Virtus AllianzGI Convertible & Income Fund II (“NCZ II”), Virtus AllianzGI Diversified Income & Convertible Fund (“ACV”), Virtus AllianzGI Equity & Convertible Income Fund (“NIE”) and Virtus Dividend, Interest & Premium Strategy Fund (“NFJ” and together with AIO, CBH, NCV, NCZ II, ACV, and NIE, “VCEFII”) and The Bank of New York Mellon dated as of May 7, 2021, filed via EDGAR (as Exhibit g.2.k) with Post-Effective Amendment No. 121 to VOT’s Registration Statement (File No. 033-65137) on September 27, 2021, and incorporated herein by reference.

(j)(18)	Amendment to Foreign Custody Manager Agreement between VAST, Virtus Mutual Funds, VAT, VRT, VVIT, VATS, Investment Trust, VST, Closed-End Funds, VATS, VCEFII and The Bank of New York Mellon dated as of July 26, 2021, filed via EDGAR (as Exhibit 9(bb)) to VOT’s Form N-14 (File No. 333-261341) on November 24, 2021, and incorporated herein by reference.

(j)(19)	Amendment and Joinder to Foreign Custody Manager Agreement between TMF, TMFVL, VEOT, VAST, Virtus Mutual Funds, VAT, VRT, VVIT, VATS, Investment Trust, VST, Closed-End Funds, VCEFII and The Bank of New York Mellon dated as of February 12, 2022, filed via EDGAR (as Exhibit g.2.m) with Post-Effective Amendment No. 126 to VOT’s Registration Statement (File No. 333-65137) on April 5, 2022, and incorporated herein by reference.

(j)(20)	Amendment and Joinder to Foreign Custody Manager Agreement between TMF, TMFVL, VEOT, VAST, Virtus Mutual Funds, VAT, VRT, VVIT, VATS, Investment Trust, VST, Closed-End Funds, VATS, VCEFII, Virtus Stone Harbor Emerging Markets Income Fund, Virtus Stone Harbor Emerging Markets Total Income Fund, and The Bank of New York Mellon dated as of April 4, 2022, filed via EDGAR (as Exhibit g.2.n) with Post-Effective Amendment No. 126 to VOT’s Registration Statement (File No. 333-65137) on April 5, 2022, and incorporated herein by reference.

(k)(1)	Amended and Restated Administration Agreement between Registrant and Virtus Fund Services, LLC, dated September 7, 2016. (Incorporated by reference to Exhibit 13(a). to Form N-14 8C of the Registrant, filed on July 2, 2019 (File No. 333-232525))

(k)(2)	Transfer Agent and Service Agreement between Registrant and Computershare Trust Company NA, dated June 1, 2010. (Incorporated by reference to Exhibit 13(b). to Form N-14 8C of the Registrant, filed on July 2, 2019 (File No. 333-232525))

(k)(3)	Sub-Administration Services Agreement, dated December 9, 2011. (Incorporated by reference to Exhibit 13(c). to Form N-14 8C of the Registrant, filed on July 2, 2019 (File No. 333-232525))

(k)(4)	Amendment to Sub-Administration Services Agreement, dated September 7, 2016. (Incorporated by reference to Exhibit 13(d). to Form N-14 8C of the Registrant, filed on July 2, 2019 (File No. 333-232525))

(k)(5)	Amendment to Sub-Administration Services Agreement, dated December 2, 2016. (Incorporated by reference to Exhibit 13(e). to Form N-14 8C of the Registrant, filed on July 2, 2019 (File No. 333-232525))

(k)(6)	Notice of Assignment of Sub-Administration Services Agreement, dated May 11, 2017. (Incorporated by reference to Exhibit 13(f). to Form N-14 8C of the Registrant, filed on July 2, 2019 (File No. 333-232525))

(k)(7)	Amendment to Sub-Administration Services Agreement, dated June 16, 2017. (Incorporated by reference to Exhibit 13(g). to Form N-14 8C of the Registrant, filed on July 2, 2019 (File No. 333-232525))

(k)(8)	Amendment to Sub-Administration Services Agreement, dated September 21, 2017. (Incorporated by reference to Exhibit 13(h). to Form N-14 8C of the Registrant, filed on July 2, 2019 (File No. 333-232525))

(k)(9)	Amendment to Sub-Administration Services Agreement dated November 19, 2019 (Incorporated by reference to Exhibit (k)(9) of the Amendment No. 1 to Registrant’s Form N-2 (Filed on July 28, 2022, Securities Act File No. 333-263245; Investment Company Act File No. 811-05620)).

(k)(10)	Amendment to Sub-Administration Services Agreement dated December 1, 2020 (Incorporated by reference to Exhibit (k)(10) of the Amendment No. 1 to Registrant’s Form N-2 (Filed on July 28, 2022, Securities Act File No. 333-263245; Investment Company Act File No. 811-05620)).

(k)(11)	Accounting Services Agreement, dated December 9, 2011. (Incorporated by reference to Exhibit 13(i). to Form N-14 8C of the Registrant, filed on July 2, 2019 (File No. 333-232525))

(k)(12)	Joinder Agreement to Accounting Services Agreement, dated September 7, 2016. (Incorporated by reference to Exhibit 13(j). to Form N-14 8C of the Registrant, filed on July 2, 2019 (File No. 333-232525))

(k)(13)	Joinder Agreement to Accounting Services Agreement, dated December 2, 2016. (Incorporated by reference to Exhibit 13(k). to Form N-14 8C of the Registrant, filed on July 2, 2019 (File No. 333-232525))

(k)(14)	Amendment to Accounting Services Agreement, dated June 16, 2017. (Incorporated by reference to Exhibit 13(l). to Form N-14 8C of the Registrant, filed on July 2, 2019 (File No. 333-232525))

(k)(15)	Notice of Assignment of Accounting Services Agreement, dated June 16, 2017. (Incorporated by reference to Exhibit 13(m). to Form N-14 8C of the Registrant, filed on July 2, 2019 (File No. 333-232525))

(k)(16)	Amendment to Accounting Services Agreement, dated September 21, 2017. (Incorporated by reference to Exhibit 13(n). to Form N-14 8C of the Registrant, filed on July 2, 2019 (File No. 333-232525))

(k)(17)	Amendment to Accounting Services Agreement dated November 19, 2019 (Incorporated by reference to Exhibit (k)(17) of the Amendment No. 1 to Registrant’s Form N-2 (Filed on July 28, 2022, Securities Act File No. 333-263245; Investment Company Act File No. 811-05620)).

(k)(18)	Amendment to Accounting Services Agreement dated December 1, 2020 (Incorporated by reference to Exhibit (k)(18) of the Amendment No. 1 to Registrant’s Form N-2 (Filed on July 28, 2022, Securities Act File No. 333-263245; Investment Company Act File No. 811-05620)).

(k)(19)	Form of Subscription Agent Agreement between the Registrant and Computershare Trust Company, N.A (Incorporated by reference to Exhibit (k)(19) of the Amendment No. 1 to Registrant’s Form N-2 (Filed on July 28, 2022, Securities Act File No. 333-263245; Investment Company Act File No. 811-05620)).

(k)(20)	Form of Information Agent Agreement between the Registrant and Georgeson LLC (Incorporated by reference to Exhibit (k)(20) of the Amendment No. 1 to Registrant’s Form N-2 (Filed on July 28, 2022, Securities Act File No. 333-263245; Investment Company Act File No. 811-05620)).

(l)	Opinion and Consent of Miles & Stockbridge.*

(m)	Not applicable.

(n)	Consent of independent auditor (Incorporated by reference to Exhibit (n) of the Amendment No. 1 to Registrant’s Form N-2 (Filed on July 28, 2022, Securities Act File No. 333-263245; Investment Company Act File No. 811-05620)).

(o)	Not applicable.

(p)	Not applicable.

(q)	Not applicable.

(r)(1)	Code of Ethics of the Registrant. (Incorporated by reference to Exhibit (2)(r)(1) of the Registrant’s Form N-2 (Filed on March 2, 2022, Securities Act File No. 333-263245; Investment Company Act File No. 811-05620)).

(r)(2)	Code of Ethics of Investment Advisers, applicable to VIA, DPIM and Newfleet. (Incorporated by reference to Exhibit (2)(r)(2) of the Registrant’s Form N-2 (Filed on March 2, 2022, Securities Act File No. 333-263245; Investment Company Act File No. 811-05620)).

(s)	Calculation of Filing Fee Tables (Incorporated by reference to Exhibit (s) of the Amendment No. 1 to Registrant’s Form N-2 (Filed on July 28, 2022, Securities Act File No. 333-263245; Investment Company Act File No. 811-05620)).

(t)	Powers of Attorney for Donald C. Burke, Sarah E. Cogan, Deborah A. DeCotis, F. Ford Drummond, Sidney E. Harris, John R. Mallin, Connie D. McDaniel, Philip R. McLoughlin, Geraldine M. McNamara, R. Keith Walton and Brian T. Zino. (Incorporated by reference to Exhibit (2)(t) of the Registrant’s Form N-2 (Filed on March 2, 2022, Securities Act File No. 333-263245; Investment Company Act File No. 811-05620)).

*	Filed herewith.

Item 26.	Marketing Arrangements

Not applicable.

Item 27.	Other Expenses of Issuance and Distribution

The following table sets forth the estimated expenses expected to be incurred in connection with the offering described in this Registration Statement:

CATEGORY	ESTIMATED EXPENSES*
Legal Fees	$300,000
Transfer Agent / Subscription Agent	$129,000
Printing and Postage Fees	$165,000
Securities and Exchange Commission Registration Fees	$15,000
Listing Fees	$56,000
Information Agent	$55,000
Audit Fees	$5,000

*	This information may be subject to future contingencies.

Item 28.	Persons Controlled by or Under Common Control with Registrant

None.

Item 29.	Number of Holders of Securities as of June 23, 2022

Title of Class	Number of Record Holders
Common Stock, par value $0.001 per share	5,732

Item 30.	Indemnification

Under Article VII of the Registrant’s Articles of Incorporation and Article V, Section 1, of the Registrant’s By-Laws, any past or present director or officer of the Registrant will be indemnified, and will be advanced expenses, to the fullest extent permitted by Maryland law, but not in violation of Section 17(h) or 17(i) of the Investment Company Act of 1940, as amended. Each Independent Director has entered into an indemnification agreement with the Fund against expenses and costs incurred by him or her in connection with any claims, actions, suits or proceedings by reason of such person’s status as a Director of the Fund, to the fullest extent permitted by applicable law and the Articles of Incorporation and By-Laws of the Fund, subject to the terms and conditions of such agreement.

As permitted by Section 2-418(k) of the Maryland General Corporation Law, Article V, Section 6, of the Registrant’s By-Laws provides that the Registrant shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Registrant or who, while a director, officer, employee or agent of the Registrant, is or was serving at the request of the Registrant as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, enterprise or employee benefit plan, against any liability asserted against and incurred by him or her in any such capacity, or arising out of his or her status as such, provided that, pursuant to the By-Laws no insurance may be obtained by the Registrant for liabilities against which it would not have the power to indemnify him or her under the Article of the By-Laws regarding indemnification or applicable law.

Item 31.	Business and Other Connections of Investment Adviser and Subadvisers

Neither the Fund’s investment adviser and subadvisers, nor any of their directors or executive officers, has at any time during the past two years been engaged in any other business, profession, vocation or employment of a substantial nature either for the firm’s or his or her own account or in the capacity of director, officer, employee, partner or trustee, except as indicated in this Registration Statement.

Item 32.	Location of Accounts and Records

Corporate records of the Registrant and records relating to the function of Virtus Investment Advisers, Inc. as Investment Adviser to the Registrant:

Virtus Investment Advisers, Inc.

One Financial Plaza

Hartford, CT 06103

Records relating to its function as Subadviser to the Registrant:

Virtus Fixed Income Advisers, LLC, operating through its division Newfleet Asset Management

One Financial Plaza

Hartford, CT 06103

Records relating to its function as Subadviser to the Registrant:

Duff & Phelps Investment Management Co.

200 S. Wacker Drive, Suite 500

Chicago, IL 60606

Records relating to its function as Administrator to the Registrant:

Virtus Fund Services, LLC

One Financial Plaza

Hartford, CT 06103

Records relating to its function as the Registrant’s Transfer Agent:

Computershare Trust Company, N.A.

P.O. Box 505005

Louisville, KY 40233

Records relating to its function as Custodian of the Registrant:

The Bank of New York Mellon

240 Greenwich Street

New York, NY 10286

Item 33.	Management Services

Not applicable.

Item 34.	Undertakings

(1) Registrant undertakes to suspend offering of the shares covered hereby until it amends its Prospectus contained herein if (1) subsequent to the effective date of this Registration Statement, its net asset value per share declines more than ten percent from its net asset value per share as of the effective date of this Registration Statement, or (2) its net asset value per share increases to an amount greater than its net proceeds as stated in the Prospectus contained herein.

(2) Not applicable.

(3) Not applicable.

(4) Registrant undertakes that:

(a) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of the Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 497(h) under the Securities Act, shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(b) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) Not applicable.

(6) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(7) Registrant undertakes to send by first class mail or other means designed to ensure equally prompt delivery, within two business days of receipt of a written or oral request, any Prospectus or Statement of Additional Information.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 and the Investment Company Act of 1940, the Registrant has duly caused this amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hartford and State of Connecticut on the 1st day of August, 2022.

VIRTUS TOTAL RETURN FUND INC.

By:	/s/ George R. Aylward
George R. Aylward President

Pursuant to the requirements of the Securities Act of 1933, this amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ George R. Aylward George R. Aylward	President (Principal Executive Officer) and Director	August 1, 2022

/s/ W. Patrick Bradley W. Patrick Bradley	Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	August 1, 2022

	Director	August 1, 2022
Donald C. Burke*

	Director	August 1, 2022
Sarah E Cogan*

	Director	August 1, 2022
Deborah A. DeCotis*

	Director	August 1, 2022
F. Ford Drummond*

	Director	August 1, 2022
Sidney E. Harris*

	Director	August 1, 2022
John R. Mallin*

	Director	August 1, 2022
Connie D. McDaniel*

	Director	August 1, 2022
Philip R. McLoughlin*

	Director	August 1, 2022
Geraldine M. McNamara*

	Director	August 1, 2022
R. Keith Walton*

	Director	August 1, 2022
Brian T. Zino*

* By:	/s/ George R. Aylward
George R. Aylward
Attorney-in-fact, pursuant to powers of attorney.

EXHIBIT INDEX

(l)	Opinion and Consent of Miles & Stockbridge